Exhibit 99.1

Senetek PLC Announces Successful Completion of Zeatin Pre-Clinical Studies;

Clinical Trials Underway

NAPA, Calif., April 26, 2005 / PRNewswire-First Call/ — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company engaged in the development of products for the anti-aging market worldwide, today announced the successful completion of pre-clinical studies assessing the safety and efficacy of its patented cytokinin, Zeatin, as a topical skin anti-aging treatment. Senetek’s lead skincare compound, Kinetin, has been widely accepted as a successful treatment for anti-aging, having been proven to be highly effective in clinical trials at a leading University. Zeatin appears to be complementary to Kinetin having its origin from RNA while Kinetin is derived from DNA. The August 2004 issue of Global Cosmetic Industry Magazine reported that according to The Freedonia Group, anti-aging products are expected to reach US$29 billion in the U.S. alone by 2007.

Zeatin pre-clinical studies were conducted at five separate research facilities over a two year period. Among the in vitro pre-clinicals was a study of the effects of two concentrations of Zeatin on cultured human fibroblasts over their 300 day lifespan in laboratory culture, conducted at the University of Aarhus, Denmark, which concluded that Zeatin promotes maintenance of small cell size, cell structural and functional integrity, key determinants of youthful-looking skin. Zeatin was also found to prevent the accumulation of macromolecular debris in cells and increases the activity of the antioxidant enzymes catalase and glutathione peroxidase to counter free radicals, suggesting Zeatin is a powerful antioxidant. Separately, MB Research Laboratories of Spinnerstown, Pennsylvania, conducted a non-animal ocular irritancy study using the Chorioallantoic membrane alternative to the Draize method, a dermal irritancy study using the MatTek EpiDerm MTT viability assay, and an Acute Oral Toxicity test using the Up and Down procedure (UDP). BioReliance Laboratories of Rockville, Maryland conducted multiple in vitro chromosome aberration screening assays of various concentrations of Zeatin, the first one in Chinese hamster ovary cells and the most recent one in human peripheral blood lymphocytes. In addition, the University of Aarhus, Denmark successfully conducted testing on Zeatin to study the effects of chromosomal stability in human skin fibroblasts.

The battery of in vivo studies included a multi-faceted evaluation of the effects of Zeatin and two other proprietary new compounds, AK801 and PRK124, conducted at the University of California, Irvine, Department of Dermatology, concluding that all three study compounds exhibited significant increases in skin moisture content, a requirement for healthy skin, compared to a “therapeutic control” group that received a 0.05% concentration of tretinoin (Renova, the only prescription drug approved for anti-aging in the U.S.) and the placebo control group. In addition, the study demonstrated all three study compounds produced very low skin irritation compared to the “therapeutic control” group. An IRB-approved human skin irritancy study of a range of formulations and concentrations of Zeatin with a group of 71 men and women aged 19 to 67 using the Repeated Insult Patch Test, was conducted at the RCTS Laboratories in Irving, Texas, concluding that Zeatin induced no skin irritation or allergic contact dermatitis in human subjects.

Based on these significant, successful studies, enrollment and treatment for an IRB-approved 12 week, double-blind clinical study, assessing the efficacy and safety of two concentrations of topical Zeatin are underway. Study subjects include females aged 30 to 65 with mild to moderate signs of photodamaged facial skin. The study protocols call for the investigators’ clinical evaluations and subject self-assessments at baseline and every two-week interval on the improvements in the keynote clinical signs of aging, coarse and fine lines, roughness, mottled hyperpigmentation, color and overall improvement. Measurements of transepidermal water loss and skin moisture content will be also taken along with high resolution photographs using the Canfield Scientific apparatus under cross-polarized and ultraviolet lighting conditions.

“Pending the successful outcome of clinical trials, we look to Zeatin being a significant contributor to Senetek’s revenues,” said Frank J. Massino, Senetek’s Chairman and CEO. Mr. Massino, further stated, “our rich portfolio of compounds in the therapeutic area of skincare look most promising and may be helpful in the treatment of such conditions as eczema, acne rosacea, psoriasis and anti-inflammation.”

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Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compounds Kinetin and Zeatin are naturally occurring cytokinins that have proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon,. And Senetek has granted Valeant Pharmaceuticals an option to license Zeatin. Senetek’s researchers at its dedicated laboratories adjacent to the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, Beiersdorf AG, Hamburg, the University of California—Irvine and leading commercial laboratories to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply success in future clinical trials and the commercial potential of Zeatin and other cytokinins studied. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.